Exhibit 10.1

March 22, 2012

Andrew Hurd

Re: Offer of Employment

Dear Andrew

On behalf of Epocrates, Inc. (“Epocrates” or the “Company”), I am pleased to offer you the full-time position of President and Chief Executive Officer.  The terms and conditions of your new position and employment relationship with the Company are as set forth below:

1.             Position and Work Schedule.

a.            You will become the President and Chief Executive Officer for the Company.  You will report directly to the Company’s Board of Directors (the “Board”).  This is a full-time position.  You will also become a member of the Board and you agree to resign as a member of the Board, if requested by the Company, effective on the date on which your employment with the Company terminates or at such earlier date as specified by the Board.

b.            You agree to the best of your ability and experience that you will at all times conscientiously perform all of the duties and obligations required of you to the satisfaction of the Board.  During the term of your employment, you further agree that you will devote your full business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, or engage in self-employment, whether or not for compensation, without the prior written consent of the Board, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.  Nothing in this letter agreement will prevent you from (i) serving on the board of directors of ABILITY Network Inc., (ii) accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, (iii) serving on boards of for-profit entities with the prior approval of the Board, or (iv) owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

c.             While you will continue to retain your residence in the San Francisco area, you agree to travel frequently to the Company’s Ewing, New Jersey office.

d.            Of course, the Board may change your position, duties, reporting relationship and office location from time to time in its discretion.  Further, you shall provide immediate notice to the Board if, for any reason, your ability to meet your obligations under this Agreement is, or reasonably could be, impaired in any significant way (including, without limitation, any personal or family issues).

2.             Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on March 26, 2012 (the “Start Date”).

3.             Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary proof of your identity and eligibility for employment in the United States.  This offer of employment is contingent upon such satisfactory proof.

1100 PARK PLACE • SUITE 300 • SAN MATEO • CALIFORNIA 94403 • PHONE: 650.227.1700 • FAX: 650.227.2770 • WWW.EPOCRATES.COM

4.             Compensation.

a.             Base Salary.  Your initial base salary will be payable in semi monthly installments of $16,250 pursuant to the Company’s regular payroll policy, which equates to an annual base salary of $390,000. Your base salary may be reviewed annually as part of the Board’s normal salary review process.  Any changes to your base salary are at the Board’s sole discretion.

b.             Bonus Compensation.  You will be eligible to participate in the 2012 Executive Bonus Plan (the “Bonus Plan”), pursuant to the terms and conditions of the Bonus Plan (except as such terms are expressly modified in this Section 4(b)).  Your target bonus under the Bonus Plan will be 70% of your 2012 base salary paid by the Company, and the actual bonus paid will be based upon the Company’s performance (as determined by the Board against the Bonus Plan).  You must remain employed through the end of the calendar year in order to earn and be eligible to receive a bonus; provided, however, if your employment ceases as a result of your death or disability, you will be entitled to receive your bonus payment for the calendar year in which such event occurred, prorated based on the duration of your service during such year.  Any bonus for 2012 will be prorated based on your Start Date.  Whether a bonus has been earned under the Bonus Plan, and the amount of any bonus earned, will be determined by the Board within its sole discretion. Any bonus earned will be paid as soon as practicable following the approval of the Bonus Plan payouts by the Board, as provided under the Bonus Plan.

5.             Stock Option.  In connection with the commencement of your employment, it will be recommended to the Board that they grant you an option to purchase eight hundred thousand (800,000) shares of the Company’s Common Stock (the “Shares”) under the Company’s 2010 Equity Incentive Plan (the “Plan”) with an exercise price equal to the fair market value on the date of the grant (the “Option”).  The Option will be governed by the terms of the Plan and your individual Stock Option Agreement with the Company and shall vest twenty percent (20%) on the first anniversary of your employment and monthly over 48 months thereafter, provided that any unvested shares subject to the Option may become vested pursuant to Sections 11 and 12 herein.  Vesting will, of course, depend on your continued service with the Company, as defined by the Plan.  The Option will be an incentive stock option to the maximum extent allowed by the tax code.

6.             Benefits.  Subject to the terms, conditions and limitations of the benefit plans, you will be eligible to participate in the Company’s standard employee benefits currently consisting of short/long term disability, medical, dental, and vision insurance benefits.  Eligibility for participation in these group benefits will become effective the first of the month following your Start Date.  Employees do not accrue vacation, sick leave, or other paid time off, and there is no set guideline on how much time off employees will be permitted to take.  Instead, under the terms of the Company’s paid time off policy for regular employees, you will be permitted to take a reasonable amount of time off with pay, as permitted by your duties and responsibilities, and, if such time off is not reasonable and customary, as approved in advance by the Board.  Further details about benefits are available for your review.  Epocrates may modify compensation and benefits from time to time at its discretion.

7.             Employee 401(k) Plan.  You will be eligible to participate in Epocrates’ 401(K) plan beginning on the first of the month following your Start Date.  Employees who choose to participate will have pre-tax dollars deposited into their 401(K) account and the money will be directed to specified investment options.  Epocrates does not match funds or make contributions.

8.             Confidential Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is enclosed for your review and execution, prior to or on your Start Date.  You are also required to abide by the Confidentiality Agreement as a condition of your employment.  In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets or any information protected by privilege, of any former employer, client, or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You agree that you will not bring onto Company premises, or load onto the Company’s systems, any unpublished documents, information or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company and further represent and warrant that your employment by the Company does not and will not breach any agreement you have with any former employer or client, including any Noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by you prior to your employment by Company.

9.             Company Policies.  As a condition of your employment, you will be expected to abide by the Company’s policies and procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.

10.          At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time, with or without Cause, and with or without advance notice.  Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and by a duly authorized officer of the Company.

11.          Severance Benefits Not In Connection With A Change of Control.

(a)           If, at any time other than during the twelve (12) months following the consummation of a Change of Control (as defined herein): (A) the Company or any successor entity terminates your employment without Cause (as defined herein) and other than due to your death or disability, or you terminate your employment for Good Reason (as defined in Section 12 below), (B) such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), and (C) on or within thirty (30) days after the termination date, you sign, date, and deliver to the Company a release in the form attached hereto as Exhibit A (the “Release”) and you do not subsequently revoke the Release; then you will receive the following as your sole severance benefits (the “Severance Benefits”):

(i)            Severance pay equal to twelve (12) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates beginning with the first payroll date following the thirtieth day after the termination date (provided that the Release has become effective by such payroll date, the initial severance payment will be a “catch-up” payment that provides the full amount of severance pay that you would have received if the severance payments had begun as of the first payroll date following the termination date).  Any such payments shall not be reduced or offset for any compensation or benefits you may receive from employment or consulting services performed by you for any other person or entity after the termination date.

(ii)           Provided that you timely elect continued group health insurance coverage through federal COBRA law or comparable state law (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for twelve (12) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first (provided that you remain eligible for COBRA coverage). Notwithstanding the preceding sentence, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA payment benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group medical insurance coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which COBRA payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the twelfth calendar month following the Separation from Service date.  You are required to provide prompt written notice to the Company of other employment you obtain during the twelve-month period following the termination date, including notice of whether you are eligible for group medical insurance coverage through your new employer.

(iii)         The Company will accelerate vesting of twelve (12) months of the then-unvested shares subject to the Option such that these shares shall be deemed exercisable as of the date that the Release set forth in Exhibit A becomes effective.

(iv)          The Company will extend the exercise period of any vested shares subject to the Option for a period of twelve (12) months after the termination date of your employment.  You understand and agree that changing the exercise period for such shares may change the tax treatment afforded to them and that the Company is making no representations as to such tax treatment.

(b)           For purposes of this letter agreement, “Cause” means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony (not involving the operation of a motor vehicle), or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know would likely materially harm the business or reputation of the Company, provided that this subsection (iii) shall not apply to any activity done in a good faith belief by you that the action taken or omission was in the best interest of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company (including, without limitation, the duty of loyalty) which causes material injury to the Company; (v) material breach of the Confidentiality Agreement which is not in good faith; or (vi) repeated refusal to substantially perform your assigned duties or responsibilities after written notice from the Board describing the refusal(s) in reasonable detail and your failure to cure such refusal(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the refusal(s) are capable of cure.

12.          Change of Control Severance Benefits.

(a)           If the Company consummates a Change of Control (as defined in Section 12(c) below), then the Company will accelerate vesting of fifty percent (50%) of the shares subject to the Option such that these shares shall be deemed exercisable as of date upon which the Change of Control is consummated. For example, if the Company consummates a Change of Control on the one year anniversary of the Option vesting commencement date then five hundred sixty thousand shares (560,000) [(20% x 800,000) + (50% x 800,000) shall be vested and immediately exerciseable on such date.  The remaining shares subject to the Option shall continue to vest ratably in equal monthly installments over forty-eight (48) months.

(b)           In the event that: (A) the Company consummates a Change of Control (as defined in the paragraph below); (B) within twelve (12) months after the consummation of such Change of Control, your employment with the Company is (a) either terminated by the Company or successor entity without Cause and other than due to your death or disability, or terminated by you for Good Reason (as defined in and in accordance with the paragraph below), and (b) such termination constitutes a Separation from Service; and (C) if, on or within thirty (30) days after the termination date, you sign, date, and deliver to the Company the Release and you do not subsequently revoke the Release; then you will receive the following as your sole severance benefits (the “Change of Control Severance Benefits”):

(i)            Severance pay equal to eighteen (18) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company’s standard payroll dates beginning with the first payroll date following the thirtieth day after the termination date (provided that the Release has become effective by such payroll date, the initial severance payment will be a “catch-up” payment that provides the full amount of severance pay that you would have received if the severance payments had begun as of the first payroll date following the termination date).  Any such payments shall not be reduced or offset for any compensation or benefits you may receive from employment or consulting services performed by you for any other person or entity after the termination date.

(ii)           Provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for twelve (12) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first (provided that you remain eligible for COBRA coverage).  Notwithstanding the preceding sentence, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA payment benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group medical insurance coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y) the last day of the twelfth calendar month following the Separation from Service date.  You are required to provide prompt written notice to the Company of other employment you obtain during the twelve-month period following the termination date, including notice of whether you are eligible for group medical insurance coverage through your new employer.

(iii)          The Company will accelerate vesting of the remaining unvested shares subject to the Option such that all the shares shall be deemed exercisable as of the date that the Release set forth in Exhibit A becomes effective.

(iv)          The Company will extend the exercise period of any vested shares subject to the Option for a period of twelve (12) months after the termination date of your employment.  You understand and agree that changing the exercise period for such shares may change the tax treatment afforded to them and that the Company is making no representations as to such tax treatment.

(c)           For purposes of this letter agreement, “Change of Control” means the consummation of any of the following transactions effecting a change in ownership or control of the Company:  (i) a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) any transfer, sale or other disposition of all or substantially all of the Company’s assets; or (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly, controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

(d)           For purpose of this letter agreement, “Good Reason” shall mean one or more of the following conditions without your written consent: (i) a relocation of your assigned office which results in an increase in your one-way commuting distance by more than thirty-five (35) miles; (ii) a material decrease in your base salary or target percentage bonus; (iii) a material breach by the Company of this letter; or (iv) a material reduction in the scope of your duties or responsibilities, which shall include without limitation your no longer serving as the Chief Executive Officer of the Company.  Notwithstanding the foregoing, you shall not be deemed to have terminated your employment for “Good Reason” unless (i) such termination occurs within ninety (90) days following the initial existence of one or more of the conditions that constitute Good Reason (as defined herein), (ii) you provide written notice to the Company (or any successor entity) of the existence of the Good Reason condition within thirty (30) days following the initial existence of the condition, and (iii) the Company (or its successor entity) fails to cure such condition within a period of thirty (30) days following such written notice.

13.          Parachute Payments.  In the event that the benefits provided for in this letter agreement or otherwise payable to you (“Payment”) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by you, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the “Accountants”).  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and you.  The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13.  To the extent that any elimination in or reduction of payments or benefits is made under this Section 13, the order in which payments and benefits shall be reduced shall be made by the Accountants in a manner that shall provide you with the greatest economic benefit.

14.          Deferred Compensation.  Severance payments made pursuant to Section 11 or Section 12, to the extent of payments made from the date of your termination through March 15 of the calendar year following your termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the

Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  To the extent such payments are made following said March 15, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after separation from service if you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such separation from service.  Notwithstanding anything to the contrary set forth herein, if any payments and benefits provided under this Agreement constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) (i) such payments and benefits shall not commence in connection with your termination of employment unless and until you also have incurred a Separation from Service, unless the Company reasonably determines that such amounts may be provided to you without causing you to incur the adverse personal tax consequences under Section 409A, and (ii) the Release required by Sections 11 and 12 above shall be considered effective only as of the latest permitted effective date for such Release if such Release could become effective in the calendar year following the calendar year in which your employment termination occurs.

15.          Indemnity Agreement.  The Company will sign and deliver to you its standard form of Indemnity Agreement for directors and officers (the “Indemnity Agreement”).

16.          Arbitration.  Any unresolved controversy or claim arising from or relating to this letter (or any breach hereof) or your employment with the Company (or any of its subsidiaries) shall be settled by arbitration administered by the Judicial Arbitration and Mediation Services (“JAMS”) in accordance with its Employment Arbitration Rules, then in effect (or by any other arbitration service or arbitrator that is mutually agreed upon in writing by you and the Company in accordance with the rules of such arbitration service or arbitrator).  The arbitrator shall apply California law in the resolution of all such controversies or claims.  The arbitrator shall issue a decision setting forth his or her findings and conclusions of law, together with his or her decision on the merits of the case, within thirty (30) calendar days after the later of (i) the conclusion of the hearing or (ii) the submission of post-hearing briefs. The decision of arbitration shall be final, conclusive and binding upon the parties, and review shall be limited to those grounds set forth in the Federal Arbitration Act.  Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.  The arbitration proceedings shall be held in San Mateo, California and the arbitration proceedings shall be conducted before one (1) neutral arbitrator who shall be an active member of the California Bar.  The Company shall bear the costs of the arbitrator’s fees and any administrative charges of the arbitration service in any action brought under this Section 16.  The parties hereto acknowledge and agree that this Section 16 is enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. § 2.  Notwithstanding the foregoing, claims for workers’ compensation and unemployment compensation benefits and any other claims where arbitration is prohibited by law shall not be subject to arbitration under this letter.

17.          Attorneys’ Fees Reimbursement.  The Company will reimburse you for your reasonable attorneys’ fees incurred in connection with the preparation and negotiation of this letter agreement, up to a maximum of $10,000.

18.          Complete Agreement.  This letter (including the attached exhibit), together with your Confidentiality Agreement, your Option Agreement and your Indemnity Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  Other than those changes expressly reserved to the Company’s discretion in this letter, this letter agreement cannot be changed except in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company.

This offer and your employment are subject to a satisfactory background check, and you agree to cooperate fully with the Company in completing any requested authorizations for the background check.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement.

Very truly yours,
Epocrates, Inc.

/s/ Thomas L. Harrison
Thomas L. Harrison
Chairman of the Compensation Committee
of the Board of Directors

UNDERSTOOD, ACCEPTED AND AGREED:
Andrew Hurd

/a/ Andrew Hurd
Signature
March 22, 2012
Date
March 26, 2012
Start Date

Enclosure:             Employee Proprietary Information and Inventions Agreement

EXHIBIT A

RELEASE

In exchange for the Severance Benefits or Change in Control Severance Benefits, as applicable, provided to me by my offer letter agreement with Epocrates, Inc. (the “Company”), and in fulfillment of my obligations to receive such benefits, I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release.

This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).

Notwithstanding the foregoing, I understand that I am not releasing (1) any claim that cannot be waived under applicable state or federal law, (2) any claims as to any benefits to which I may be entitled under an employee welfare benefit plan, (3) any claim to accrued salary, (4) any claim to bonuses earned in accordance with Section 4(b), of the Offer Letter dated March 15, 2012 (the “Offer Letter”), (5) any claim to stock or vested stock options that have been issued or granted to me prior to my termination, (6) any claim to the severance benefits set forth in Section 11 and 12 of my offer letter, (7) any claim to expense reimbursements for expenses incurred prior to my termination in accordance with Company policy, or (8) any rights that I have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between me and the Company, or any directors’ and officers’ liability insurance policy of the Company.  I understand that nothing in this Agreement shall prevent me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I acknowledge and agree that I shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  I understand that nothing in this Agreement shall prevent me from challenging the validity of the release in a legal or administrative proceeding.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA (“ADEA Waiver”).  I acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I am already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release (the “Effective Date”).

I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims herein.

I hereby represent that, except for the Severance Benefits or Change in Control Severance Benefits, as applicable, which shall be provided to me in exchange for this Release, I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act, the California Family Rights Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

AGREED:

Andrew Hurd

Date